Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AROTECH CORPORATION

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

The undersigned, being respectively the Chairman of the Board and Secretary of Arotech Corporation, a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certify as follows:

FIRST:      Article FOUR of the certificate of incorporation of the Corporation, as heretofore amended and restated (the “Certificate of Incorporation”), authorizes the issuance of two hundred fifty-one million (251,000,000) shares of capital stock, $.01 par value, of which two hundred fifty million (250,000,000) shares were designated common stock and one million (1,000,000) shares were designated preferred stock.

SECOND:   In order to decrease the number of shares of capital stock that the Corporation shall be authorized to issue, the Certificate of Incorporation is hereby amended as follows:

By striking out paragraph 1 of Article FOUR as it now exists and inserting in lieu and instead thereof a new paragraph 1 of Article FOUR, reading in its entirety as follows:

FOUR:   1.   The total number of shares of all classes of stock that the Corporation shall have authority to issue is fifty-one million (51,000,000) consisting of two classes of shares designated as follows:

A:    Fifty million (50,000,000) shares of Common Stock, $.01 par value (the “Common Stock”); and

B.     One million (1,000,000) shares of Preferred Stock, $.01 par value (the “Preferred Stock”).

THIRD:        This amendment has been duly adopted at a meeting of the Board of Directors of the Corporation and at a meeting of the stockholders of the Corporation duly called and held, pursuant to notice in accordance with Sections 222 of the General Corporation Law, by the vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law.

FOURTH:     The capital of the Corporation shall not be reduced under or by reason of this amendment.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 9th day of June, 2009.

                                        /s/ Robert S. Ehrlich
                                      Robert S. Ehrlich, Chairman of the Board

ATTEST:

    /s/ Yaakov Har-Oz
        Yaakov Har-Oz, Secretary